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Exhibit 10.10

CHANGE OF CONTROL AGREEMENT

        THIS CHANGE OF CONTROL AGREEMENT (the "Agreement") entered into between HELMERICH & PAYNE, INC., a Delaware corporation ("Helmerich & Payne"), and Steven R. Shaw, an individual (the "Executive"), dated as of the 11 day of April, 2002.

        The Board of Directors of Helmerich & Payne (the "Board") has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat, or occurrence of a "Change of Control" (as defined in Section 2 of this Agreement) of the Company. The Board believes it is important to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control, and to encourage the Executive's full attention and dedication to the affairs of the Company during the term of this Agreement and upon the occurrence of such event. The Board also believes the Company is best served by providing the Executive with compensation arrangements upon a Change of Control which provide the Executive with individual financial security and which are competitive with those of other corporations. In order to accomplish these objectives, the Board has caused Helmerich & Payne to enter into this Agreement. For the purposes of Section 2 of this Agreement, "Company" means Helmerich & Payne; and, for all other purposes in this Agreement, "Company" means Helmerich & Payne and any of its subsidiaries as defined in the Helmerich & Payne, Inc. E&P Severance Plan (the "Severance Plan"); provided, however, in the event of the sale or distribution of more than 50% of the operating assets of the E&P Division (as defined in Section 2(e) of this Agreement), and the successor to such assets (the "E&P Successor") assumes the obligations of the Company under this Agreement, the term "Company" shall thereafter mean the E&P Successor where applicable.

        NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

        1.    Certain Definitions.

          (a)  The "Effective Date" shall be the first date during the "Change of Control Period" (as defined in Section 1(b) of this Agreement) on which a Change of Control (as defined below) occurs, and, except as provided in the following sentence, no amount shall be paid or benefits provided under this Agreement if the Executive's employment is terminated for any reason prior to a Change of Control.

          (b)  The "Change of Control Period" is the period commencing on the date hereof and ending on the earlier to occur of (i) the second anniversary of the Effective Date or (ii) the first day of the month next following the Executive's attainment of age 65 ("Normal Retirement Date").

        2.    Change of Control.    For the purpose of this Agreement, a "Change of Control" shall mean:

          (a)  The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 15% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

          (b)  Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, appointment or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for purposes of this definition, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

          (c)  Approval by the shareholders of the Company of a reorganization, share exchange, merger or consolidation or acquisition of assets of another corporation (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 70% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction will own the Company through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) will beneficially own, directly or indirectly, 15% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination or were elected, appointed or nominated by the Board; or

          (d)  Approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company or, (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition (A) more than 70% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; (B) less than 15% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors will be beneficially owned, directly or indirectly, by any Person (excluding any employee benefit plan (or related trust) of the Company or such corporation), except to the extent that such Person owned 15% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities prior to the sale or disposition; and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such sale or other disposition of assets of the Company or were elected, appointed or nominated by the Board.

          (e)  The foregoing Sections (a) - (d) notwithstanding, a Change of Control shall also be deemed to have occurred upon the occurrence of a business transaction (or a series of transactions) involving the direct or indirect transfer or disposition (whether by sale, merger, reorganization, spin-off, stock dividend, stock split or otherwise) to the E&P Successor of more than 50% of the operating assets of the Company's oil and gas exploration and production division (the "E&P Division"), if after such transaction, the E&P Successor holds more than 50% of the operating assets of the E&P Division, and the Company or a "subsidiary" (as defined in the Severance Plan and as determined immediately prior to such transaction) owns less than 70% of the outstanding shares of the voting securities of the E&P Successor (if a corporation), or less than a 70% interest in the profits or assets of the E&P Successor (if other than a corporation).

        3.    Agreement Not Employment Contract.    This Agreement shall be considered solely as a "severance agreement" obligating the Company to pay to the Executive certain amounts of compensation in the event and only in the event of his termination of employment after the Effective Date for the reasons and at the time specified herein. Apart from the obligation of the Company to provide the amounts of additional compensation as provided in this Agreement, the Company shall at all times retain the right to terminate the employment of the Executive since the obligation of the Company to the Executive shall only be considered as an employment relationship which exists between the Company and the Executive which may be terminated at will by either party subject to the obligation of the Company to make payment and perform its obligations as provided in this Agreement.

        4.    Termination.

          (a)    Death or Disability.    This Agreement shall terminate automatically upon the Executive's death. If the Company determines in good faith that the Disability of the Executive has occurred (pursuant to the definition of "Disability" set forth below), it may give to the Executive written notice of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after the date of such notice (the "Disability Effective Date"), provided that, within such time period, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" means disability (either physical or mental) which, at least twenty-six (26) weeks after its commencement, is determined by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative to be total and permanent (such agreement as to acceptability not to be withheld unreasonably).

          (b)    Cause.    The Company may terminate the Executive's employment for "Cause." For purposes of this Agreement, termination of the Executive's employment by the Company for Cause shall mean termination for one of the following reasons: (i) the conviction of the Executive of a felony by a federal or state court of competent jurisdiction; (ii) an act or acts of dishonesty taken by the Executive and intended to result in substantial personal enrichment of the Executive at the expense of the Company; or (iii) the Executive's "willful" failure to follow a direct, reasonable and lawful written order from his supervisor, within the reasonable scope of the Executive's duties, which failure is not cured within thirty (30) days. Further, for purposes of this Section (b):

            (1)  No act or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the Company.

            (2)  The Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths (3/4ths) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth in clauses (i), (ii) or (iii) above and specifying the particulars thereof in detail.

          (c)    Substantial Downturn.    The Company may terminate the Executive's employment after the occurrence of a "Substantial Downturn" in the oil and gas industry. For purposes of this Agreement, Substantial Downturn shall mean a severe downturn in the oil and gas industry which shall be measured by the following objective criteria:

            (i)    The West Texas Intermediate Price for Crude Oil remains at or below $10/barrel for sixty (60) consecutive business days, or

            (ii)  The price for each MMBtu of natural gas as quoted for the Henry Hub listing in "Gas Daily" remains at or below $1.25 for sixty (60) consecutive business days.

          (d)    Good Reason.    The Executive's employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" means:

            (i)    Any reduction in the Executive's (x) annual base salary ("Base Salary") in effect immediately prior to the Effective Date or (y) Annual Bonus. For purposes of this Agreement, "Annual Bonus" shall mean the amount equal to the average of the annual bonus paid to the Executive by the Company during the two years immediately preceding the year in which the Effective Date occurs.

            (ii)  The Company's requiring the Executive to be based at any office or location that is more than 25 miles from the office or location at which the Executive is based on the Effective Date except for periodic travel reasonably required in the performance of the Executive's responsibilities.

            (iii)  Any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement.

            (iv)  Any failure by the Company to comply with and satisfy Section 10(c) of this Agreement.

          (e)    Notice of Termination.    Any termination by the Company for Cause or after the occurrence of a Substantial Downturn, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provisions in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 15 days after the giving of such notice). The failure by the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing his rights hereunder.

          (f)    Date of Termination.    "Date of Termination" means the date of receipt of the Notice of Termination by either the Company or the Executive as the case may be or any later date specified therein; provided, however, if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the effective date of Disability, as the case may be.

        5.    Obligations of the Company upon Termination Following Change of Control.

          (a)    Good Reason; Termination Other Than for Cause, Disability, Substantial Downturn or Death.    If, within 24 months after the Effective Date, the Company terminates the Executive's employment other than for Cause, Disability, the occurrence of a Substantial Downturn, or death, or if the Executive terminates his employment for Good Reason:

            (i)    The Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts and the Company shall provide the following benefits:

              A.    To the extent not theretofore paid, the Executive's Base Salary through the Date of Termination;

              B.    The product of (i) the Annual Bonus and (ii) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination and the denominator of which is 365;

              C.    The product obtained by multiplying two (2) times the sum of (i) the Base Salary and (ii) the Annual Bonus; and

              D.    Any accrued vacation pay not yet paid by the Company.

            (ii)  For the 24-month period following the Termination Date, or such longer period as any plan, program, practice or policy may provide, the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies, including health insurance and life insurance of the Company during the 90-day period immediately preceding the Date of Termination. In the event the Company is unable to provide such benefits due to restrictions imposed by the Internal Revenue Code (the "Code"), ERISA, or such other applicable law, the Company will provide Executive with an alternative equivalent benefit.

            (iii)  The Company shall pay up to $5,000 in outplacement counseling services utilized by the Executive.

            (iv)  In the event of a Change of Control pursuant to Section 2(e), any options to purchase stock or rights to receive restricted stock granted under a plan adopted by the E&P Successor and held by the Executive shall be immediately and automatically vested, fully earned and exercisable upon the Date of Termination unless previously exercised or forfeited.

          (b)    Limitations on Company Obligations.    Notwithstanding the foregoing, the Executive's termination of employment with Helmerich & Payne resulting from the creation and/or spin-off of the E&P Successor (including the subsequent merger of the E&P Successor with another entity) shall not constitute a termination of employment for purposes of this Agreement.

          (c)    Termination By Executive After Requisite 18-Month Period.    If the Executive remains employed with the Company for an eighteen-month period following the Effective Date, the Executive shall have a 30-day period beginning at the end of the eighteen-month period (the "Window Period") in which he may voluntarily terminate his employment with the Company without Good Reason and be eligible to receive certain limited benefits (the "Limited Benefits"). The Limited Benefits shall include:

            (1)  To the extent not previously paid, the Executive's Base Salary through the Date of Termination;

            (2)  Any compensation previously deferred by the Executive and any accrued vacation pay to the extent not previously paid; and

            (3)  Acceleration of vesting in any unvested options to purchase stock or rights to receive restricted stock that were granted to the Executive prior to the Effective Date and held by the Executive on his Date of Termination (including options that have been converted or replaced as a result of the transactions associated with the Change of Control).

        In the event the Executive does not terminate employment during the Window Period, this Section 5(c) shall not apply to the determination of the Executive's entitlement to benefits.

        6.    Non-Exclusivity of Rights.    Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices, provided by the Company and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any stock option or other agreements with the Company. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program.

        7.    Full Settlement.    The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. The Company agrees to pay, to the full extent permitted by law, up to $50,000 in legal fees and all expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to Section 8 of this Agreement), plus in each case interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

        8.    Maximum Payments.    It is the objective of this Agreement to maximize the Executive's Net After-Tax Benefit (as defined herein) if payments or benefits provided under this Agreement are subject to excise tax under Section 4999 of the Code. Therefore, in the event it is determined that any payment or benefit by the Company or otherwise to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including, by example and not by way of limitation, acceleration by the Company or otherwise of the date of vesting or payment or rate of payment under any plan, program, arrangement or agreement of the Company, would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Company shall first make a calculation under which such payments or benefits provided to the Executive under this Agreement are reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code (the "4999 Limit"). The Company shall then compare (x) the Executive's Net After-Tax Benefit assuming application of the 4999 Limit with (y) the Executive's Net After-Tax Benefit without the application of the 4999 Limit and the Executive shall be entitled to the greater of (x) or (y). "Net After-Tax Benefit" shall mean the sum of (i) all payments and benefits which the Executive receives or is then entitled to receive from the Company, less (ii) the amount of federal income taxes payable with respect to the payments and benefits described in (i) above calculated at the maximum marginal income tax rate for each year in which such payments and benefits shall be paid to the Executive (based upon the rate for such year as set forth in the Code at the time of the first payment of the foregoing), less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the Code. The determination of whether a payment or benefit constitutes an excess parachute payment shall be made by tax counsel selected by the Company and reasonably acceptable to the Executive. The costs of obtaining this determination shall be borne by the Company.

        9.    Confidential Information.    The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company, and respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company and which shall not be or become public knowledge (other than by acts by the Executive or his representatives in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

        10.    Successors.

          (a)  This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          (b)  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

          (c)  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to all or a portion of its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

        11.    Release.    The Executive agrees, if his employment is terminated under circumstances entitling Executive to payments under Section 5(a)(i) of this Agreement that, in consideration for the payments described in Section 5(a)(i), he will execute a General Release in substantially the form of Exhibit A attached hereto, through which the Executive releases the Company from any and all claims as may relate to or arise out of his employment relationship (excluding claims the Executive may have under any "employee pension plan" as described in Section 3(3) of ERISA or any claims under this Agreement). The form of the release may be modified as needed to reflect changes in the applicable law or regulations that are needed to provide a legally enforceable and binding release to the Company at the time of execution.

        12.    Indemnification and Insurance.    The Executive shall be indemnified and held harmless by the Company during the term of this Agreement and following any termination of this Agreement for any reason whatsoever in the same manner as would any other key management employee of the Company with respect to acts or omissions occurring prior to (a) the termination of this Agreement or (b) the termination of employment of the Executive. In addition, during the term of this Agreement and for a period of five years following the termination of this Agreement for any reason whatsoever, the Executive shall be covered by a Company held Directors and Officers liability insurance policy covering acts or omissions occurring prior to (a) the termination of this Agreement or (b) the termination of employment of the Executive. Provided, in no event will the obligation of the Company to indemnify the Executive or provide Directors and Officers insurance to the Executive under this Section 12 be less than the obligation and insurance coverage which the Company provided to the Executive immediately prior to the occurrence of a Change of Control.

        13.    Miscellaneous.

          (a)  This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          (b)  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	At his last known address evidenced on the Company's payroll records
If to the Company:	Helmerich & Payne, Inc. Utica at Twenty-First Tulsa, Oklahoma 74114 Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

          (c)  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          (d)  The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

          (e)  The Executive's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.

          (f)    This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof.

          (g)  The Executive and the Company acknowledge that the employment of the Executive by the Company is "at will," and may be terminated by either the Executive or the Company at any time, subject to the Company's obligation to provide additional compensation as provided in this Agreement. Upon a termination of the Executive's employment prior to the Effective Date, there shall be no further rights under this Agreement.

        14.    No Trust.    No action under this Agreement by the Company or its Board of Directors shall be construed as creating a trust, escrow or other secured or segregated fund, in favor of the Executive or his beneficiary. The status of the Executive and his beneficiary with respect to any liabilities assumed by the Company hereunder shall be solely those of unsecured creditors of the Company. Any asset acquired or held by the Company in connection with liabilities assumed by it hereunder, shall not be deemed to be held under any trust, escrow or other secured or segregated fund for the benefit of the Executive or his beneficiary or to be security for the performance of the obligations of the Company, but shall be, and remain a general, unpledged, unrestricted asset of the Company at all times subject to the claims of general creditors of the Company.

        15.    No Assignability.    Neither the Executive nor his beneficiary, nor any other person shall acquire any right to or interest in any payments payable under this Agreement, otherwise than by actual payment in accordance with the provisions of this Agreement, or have any power to transfer, assign, anticipate, pledge, mortgage or otherwise encumber, alienate or transfer any rights hereunder in advance of any of the payments to be made pursuant to this Agreement or any portion thereof which is expressly declared to be nonassignable and nontransferable. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit.

* * * *

        IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, Helmerich & Payne has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

/s/ STEVEN R. SHAW Steven R. Shaw
"EXECUTIVE"
HELMERICH & PAYNE, INC., a Delaware corporation
By:	/s/ HELMERICH & PAYNE "HELMERICH & PAYNE"

EXHIBIT A

        NOTICE. Various laws, including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Pregnancy Discrimination Act of 1978, the Equal Pay Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act, the Employee Retirement Income Security Act and the Veterans Reemployment Rights Act (all as amended from time to time), prohibit employment discrimination based on sex, race, color, national origin, religion, age, disability, eligibility for covered employee benefits and veteran status. You may also have rights under laws such as the Older Worker Benefit Protection Act of 1990, the Worker Adjustment and Retraining Act of 1988, the Fair Labor Standards Act, the Family and Medical Leave Act, the Occupational Health and Safety Act and other federal, state and/or municipal statutes, orders or regulations pertaining to labor, employment and/or employee benefits. These laws are enforced through the United States Department of Labor and its agencies, including the Equal Employment Opportunity Commission (EEOC), and various state and municipal labor departments, fair employment boards, human rights commissions and similar agencies.

        This General Release is being provided to you in connection with the special, individualized severance package outlined in Section 5(a) of your Change of Control Agreement dated April 11, 2002 (the "Agreement"). The federal Older Worker Benefit Protection Act requires that you have at least twenty-one (21) days, if you want it, to consider whether you wish to sign a release such as this one in connection with a special, individualized severance package. You have until the close of business twenty-one (21) days from the date you receive this General Release to make your decision. You may not sign this General Release until, at the earliest, your official date of separation from employment,                         .

        BEFORE EXECUTING THIS GENERAL RELEASE YOU SHOULD REVIEW THESE DOCUMENTS CAREFULLY AND CONSULT WITH YOUR ATTORNEY.

        You may revoke this General Release within seven (7) days after you sign it and it shall not become effective or enforceable until that revocation period has expired. If you do not accept the severance package and sign and return this General Release, or if you exercise your right to revoke the General Release after signing it, you will not be eligible for the special, individualized severance package. Any revocation must be in writing and must be received by Helmerich & Payne, Inc., Attention: Director, Human Resources, Helmerich & Payne, Inc., Utica at Twenty-First, Tulsa, OK 74114, within the seven-day period following your execution of this General Release.

GENERAL RELEASE

        In consideration of the special, individualized severance package offered to me by Helmerich & Payne, Inc. and the separation benefits I will receive as reflected in Section 5(a) of my Change of Control Agreement dated April 11, 2002 (the "Agreement"), I hereby release and discharge Helmerich & Payne, Inc. and its predecessors, successors, affiliates, parent, subsidiaries and partners and each of those entities' employees, officers, directors and agents (hereafter collectively referred to as the "Company") from all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, which I may have or claim to have against the Company either as a result of my past employment with the Company and/or the severance of that relationship and/or otherwise, and hereby waive any and all rights I may have with respect to and promise not to file a lawsuit to assert any such claims.

        This General Release includes, but is not limited to, claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Pregnancy Discrimination Act of 1978, the Equal Pay Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act, the Employee Retirement Income Security Act or 1974 and the Veterans Reemployment Rights Act (all as amended from time to time). This General

Release also includes, but is not limited to, any rights I may have under the Older Workers Benefit Protection Act of 1990, the Worker Adjustment and Retraining Act of 1988, the Fair Labor Standards Act, the Family and Medical Leave Act, the Occupational Health and Safety Act and any other federal, state and/or municipal statutes, orders or regulations pertaining to labor, employment and/or employee benefits. This General Release also applies to any claims or rights I may have growing out of any legal or equitable restrictions on the Company's rights not to continue an employment relationship with its employees, including any express or implied employment contracts, and to any claims I may have against the Company for fraudulent inducement or misrepresentation, defamation, wrongful termination or other retaliation claims in connection with workers' compensation or alleged "whistleblower" status or on any other basis whatsoever.

        It is specifically agreed, however, that this General Release does not have any effect on any rights or claims I may have against the Company which arise after the date I execute this General Release or on any vested rights I may have under any of the Company's qualified or non-qualified benefit plans or arrangements as of or after my last day of employment with the Company, or on any of the Company's obligations under the Agreement or as otherwise required under the Consolidated Omnibus Budget and Reconciliation Act of 1985 (COBRA).

        I have carefully reviewed and fully understand all the provisions of the Agreement and General Release, including the foregoing Notice. I have not relied on any representation or statement, oral or written, by the Company or any of its representatives, which is not set forth in those documents.

        The Agreement and this General Release, including the foregoing Notice, set forth the entire agreement between me and the Company with respect to this subject. I understand that my receipt and retention of the separation benefits covered by the Agreement are contingent not only on my execution of this General Release, but also on my continued compliance with my other obligations under the Agreement. I acknowledge that the Company gave me twenty-one (21) days to consider whether I wish to accept or reject the separation benefits I am eligible to receive under the Agreement in exchange for this General Release. I also acknowledge that the Company advised me to seek independent legal advice as to these matters, if I chose to do so. I hereby represent and state that I have taken such actions and obtained such information and independent legal or other advice, if any, that I believed were necessary for me to fully understand the effects and consequences of the Agreement and General Release prior to signing those documents.

        Dated this 11 day of April, 2002.

/s/ STEVEN R. SHAW Steven R. Shaw

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  Exhibit 10.10